We have issued our report dated March 10, 1995, accompanying the consolidated financial statements of Bayport Restaurant Group, Inc. and Subsidiaries included in the Annual Report on Form 10-KSB for the years ended December 26, 1994 and December 27, 1993 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/S/ GRANT THORNTON LLP
_______________________________________
         Grant Thornton LLP

Miami, Florida
July 13, 1995